Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aerpio Therapeutics, Inc. 2011 Equity Incentive Plan, Aerpio Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan, and Aerpio Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan, of our report dated March 9, 2017 (except for the paragraphs included under the caption “Merger and Offering” described in Notes 1 and 15, as to which the date is May 22, 2017), with respect to the consolidated financial statements of Aerpio Pharmaceuticals, Inc., included in its Registration Statement (Form S-1 No. 333-217320) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

August 18, 2017